Exhibit 99.1
3M Advances Actions for Environmental Stewardship in Zwijndrecht

ST. PAUL, Minn., March 30, 2022 -- 3M (NYSE: MMM) today announced an additional investment of 150 million Euro to proactively advance remedial actions for the Zwijndrecht community to address legacy manufacturing and disposal of per- and polyfluoroalkyl substances (PFAS). This is in addition to investments and actions the company has taken to further reduce PFAS discharges and emissions, continue running non-PFAS related manufacturing, and re-start previously idled PFAS-related manufacturing processes.

“We want to establish a constructive, collaborative relationship with Flemish authorities to address the concerns of all stakeholders. Today represents another important step forward in delivering on a broader set of commitments to our neighbors in Flanders,” said 3M chairman and chief executive officer, Mike Roman.

“These investments help enhance our environmental stewardship, and achieve longer-term stability for 3M’s operations in Belgium. We continue to advance and operate non-PFAS related manufacturing there, while working to get more PFAS-enabled manufacturing processes up and running in compliance with local safety measures,” Roman added. “In addition to leveraging our global manufacturing footprint to deliver for our customers, we have also put in place new controls in Zwijndrecht, including technology to control air emissions, and capture, dispose, and treat PFAS in water. These investments, along with appropriate collaboration with the relevant authorities, help us bring idled processes back online enabling European production of essential products for our customers around the world.”

Addressing historical activity: 3M has committed to address legacy PFAS the company had previously produced at     its Zwijndrecht facility. An accredited third-party soil remediation expert has recently completed significant work on a descriptive soil investigation that helps inform 3M’s remedial actions onsite and in the surrounding area.

Costs associated with initial remedial actions are currently estimated at 150 million Euro. 3M has accelerated certain remedial timelines and actions, which will be completed with oversight from the relevant authorities. 3M expects to record a charge in the first quarter of 2022 associated with the estimate of this phase of remediation and to reflect it as an adjustment in arriving at results, adjusted for special items.

Progressing on commitments: Consistent with its work at other manufacturing facilities, 3M is further reducing PFAS discharges from its operations. 3M has engineered and activated a wastewater treatment system that has helped significantly reduce PFAS discharges from its site in Zwijndrecht, while continuing to work with relevant authorities to resolve the wastewater discharge permit modification issues that impact the facility’s operations, as previously disclosed in 3M’s 2021 10-K. 3M is also making process changes and implementing additional controls that reduce air emissions.

Supporting the citizens of Zwijndrecht: 3M is also committed to supporting our neighbors and community. To help support farmers who have been financially impacted, 3M worked collaboratively with the Flemish authorities and local farmers’ association to establish a goodwill compensation process. This process is underway, and in the coming weeks, several dozen agricultural businesses will begin to receive payments.

These plans further demonstrate 3M’s commitment to corporate responsibility and global environmental stewardship. 3M has made significant progress in similar work at other locations globally, including at sites in the United States and Germany. To learn more, visit www.3M.com/PFAS.

Forward-Looking Statements
This press release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, international trade and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19); (3) foreign currency exchange rates and fluctuations in those rates; (4) liabilities related to certain fluorochemicals, including lawsuits concerning various PFAS-related products and chemistries, and claims and governmental regulatory proceedings and inquiries related to PFAS in a variety of jurisdictions; (5) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2021, and any subsequent quarterly reports on Form 10-Q (the "Reports"); (6) competitive conditions and customer preferences; (7) the timing and market acceptance of new product offerings; (8) the availability and cost of purchased components, compounds, raw materials, energy (including oil and natural gas and their derivatives) and labor due to shortages, increased demand and wages, logistics, supply chain interruptions or manufacturing site disruption (including those caused by natural and other disasters and other events such as government actions); (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (11) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (12) financial market risks that may affect the Company's funding obligations under defined benefit pension and postretirement plans; (13) the Company's credit ratings and its cost of capital; and (14) tax-related external conditions, including changes in tax rates, laws or regulations. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports), as updated by applicable Current Reports on Form 8-K. The information contained in this press release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments.

About 3M

At 3M (NYSE: MMM), we apply science in collaborative ways to improve lives daily as our employees connect with customers all around the world. Learn more about 3M's creative solutions to global challenges at www.3M.com or on Twitter @3M or @3MNews.

Investor Contact:
Bruce Jermeland
(651) 733-1807

Diane Farrow
(612) 202-2449

Media Contact:
Sean Lynch
Slynch2@mmm.com